EXHIBIT 99.1

         FOR: WATSON PHARMACEUTICALS, INC. AND HOECHST MARION ROUSSEL

                                   APPROVED BY:   Allen Chao, Ph.D.
                                   Chairman and Chief Executive Officer
                                   Watson Pharmaceuticals, Inc.
                                   (909) 270-1400

                                   CONTACTS: Hoeschst Marion Roussel
                                   Charles F. Rouse III
                                   (816) 966-4052

                                   Morgan-Walke Associates, Inc.
                                   Carolyn Bass, Jim Byers, Doug Sherk
                                   (415) 296-7383
FOR IMMEDIATE RELEASE              Sandra Badurina, Deborah Szajngarten
                                   (212) 850-5600


                        WATSON PHARMACEUTICALS COMPLETES
                         ACQUISITION OF THE RUGBY GROUP
           Acquisition to Complement Watson's Off-Patent Product Line

         CORONA, Calif, and KANSAS CITY, Mo., March 2, 1998-- Watson Pharmaceuticals, Inc. (NYSE:WPI) and Hoechst Marion Roussel, the pharmaceutical company of Hoechst AG (NYSE:HOE), today jointly announced that Watson has completed its acquisition of The Rugby Group, Inc. Hoeschst Marion Roussel's U.S. generic drug subsidiary.

         Full financials details were not disclosed; however, the agreement included an initial payment of $67.5 million, contingent payments on certain products and an upside-sharing payment based on certain future operating results. The agreement also included terms whereby Hoechst Marion Roussel will manufacture off-patent products for Watson.

         Under the terms of the agreement, Watson acquired Rugby and its subsidiaries, including Chelsea Laboratories, Rugby's product development group. Major assets obtained by Watson in the acquisition include Rugby's approximately 35 owned products, license of several Hoechst Marion Roussel generic products, and sales and marketing capabilities for pharmaceutical products.

                                  -continued-

         "The acquisition of Rugby is consistent with one of our key strategies of expanding our off-patent product line. Rugby's numerous owned and licensed products provide a strong complement to Watson's existing product line, "stated Dr. Allen Chao, Chairman and Chief Executive Officer of Watson. "The combination of Rugby's existing product line, its product development pipeline, and its well-established sales and telemarketing capability enhances Watson's position in the pharmaceutical industry."

         The Securities and Exchange Commission (SEC) encourages companies to disclose forward looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development and regulatory approval processes, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Watson's SEC filings, including its 1996 annual report on Form 10-K.

         Hoechst Marion Roussel USA is a leader in pharmaceutical-based health care, dedicated to moving BEYOND MEDICINE TO HEALTH (TM) through the discovery and delivery of prescription drugs and the provision of value-added patient support programs. The global headquarters of Hoechst Marion Roussel is in Frankfurt, Germany, and the North American Headquarters is in Kansas City, Mo.

         Watson Pharmaceuticals, Inc. headquartered in Corona, CA, is engaged in the development, manufacture and sale of off-patent and proprietary pharmaceutical products.

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